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EXHIBIT 99B.4


PRO FORMA COMBINED STATEMENTS OF OPERATIONS   U S WEST MEDIA GROUP
(UNAUDITED)
                     Quarter Ended          Six Months Ended
                        June 30,                June 30,
                             1996      %             1996      %
In millions          1997  Pro formaChange   1997  Pro formaChange
--------------------------  ------- --------------  ------- -------
SALES AND OTHER
 REVENUES           $1,277   $1,132  12.8   $2,484   $2,207  12.6

OPERATING EXPENSES
Costs of sales and
 other revenues        430      376  14.4      836      743  12.5
Selling, general and
 administrative        360      337   6.8      680      653   4.1
Depreciation & amort   300      284   5.6      603      564   6.9
                   ----------------        ----------------
Total oper. expense  1,090      997   9.3    2,119    1,960   8.1
                   ----------------        ----------------
Income from
  operations           187      135  38.5      365      247  47.8

Interest expense       166      170  (2.4)     341      340   0.3
Equity losses in
 unconsol. ventures    153       91  68.1      318      166  91.6
Gains on sales of
 investments            44       -     -        95       -     -
Guaranteed minority
 interest expense       22       12  83.3       44       24  83.3
Other income
 (expense) - net        (5)     (29) 82.8       (9)     (40) 77.5
                   ----------------        ----------------
Loss before income
 tax benefit &
 extraord. item       (115)    (167) 31.1     (252)    (323) 22.0
Income tax benefit      18       48 (62.5)      46       93 (50.5)
                   ----------------        ----------------
Loss before
 extraord. item       (97)     (119) 18.5     (206)    (230) 10.4
Extraordinary item:
 Early extinguishment
 of debt, net of tax    3        -     -         3       -     -
                   ----------------        ----------------
NET LOSS               (94)    (119) 21.0     (203)    (230) 11.7
Preferred dividends     12       13  (7.7)      25       25    -
                   ----------------        ----------------
LOSS AVAILABLE
 FOR COMMON STOCK   $ (106)  $ (132) 19.7   $ (228)  $ (255) 10.6
                   ================        ================
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PRO FORMA COMBINED STATEMENTS OF OPERATIONS   U S WEST MEDIA GROUP
(UNAUDITED)
                     Quarter Ended          Six Months Ended
                        June 30,                June 30,
In millions, except          1996      %             1996      %
per share amounts    1997  Pro formaChange   1997  Pro formaChange
--------------------------  ------- --------------  ------- -------
Average common shares
 outstanding         606.4    624.2  (2.9)   606.5    623.9  (2.8)
                   ================        ================

Loss per common
 share              ($0.17)  ($0.21) 19.0   ($0.38)  ($0.41)  7.3
                   ================        ================

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Pro forma amounts reflect the Continental Cablevision, Inc.
(Continental) merger, Continental's acquisition of the remaining interest in Meredith/New Heritage Strategic Partners, L.P. and the reclassification of the Teleport Communications Group, Inc. investment to equity method as if each transaction occurred as of January 1, 1996. Also includes Continental's results for cable-telephony ventures in Singapore and Argentina.

The average common shares outstanding for the quarter ended and six months ended June 30, 1996, include 150.6 million shares related to the Continental merger as if it had occurred as of January 1, 1996.